UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

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STATE BANCORP, INC.

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April 14, 2009

To State Bancorp, Inc. Stockholders:

By now you have received the 2008 State Bancorp, Inc. Annual Report and Proxy Statement for the Annual Meeting of Stockholders to be held on April 28, 2009.  There are several important issues in the Proxy Statement and we trust you will review each of them carefully.

In addition to these materials, you have also received a letter from one of our stockholders, PL Capital Group (“PL Capital”), asking you to join them in voting to “Withhold” support for 3 of our 4 incumbent directors standing for election this year.  Your Board of Directors respectfully asks that you carefully consider, but in the end, reject, the PL Capital position.  Like many stockholders, the Board shares some of the same frustrations that PL Capital enumerates.  We respect their position as stockholders and value their input, as we do equally for all of our stockholders.  We strongly disagree, however, with PL Capital’s recommended course of action.  The Board was unanimous in its nomination of the 4 Directors up for election and is confident that each of them not only has the appropriate qualifications and credentials to serve in this capacity but also has the proven ability to provide the leadership to our Company that is required to meet tomorrow’s challenges.

We believe that the Company is on a very compelling path to building a platform fully capable of producing attractive long term returns.  In getting there, we have a new management team that is strongly focused and totally aligned with the interests of our stockholders.  We agree with PL Capital in their expressed support of this new management and we are indebted to them for that strong vote of confidence.  It is essential, however, to also recognize the pivotal role played by every member of the Board, including those members standing for election, in restructuring the Company.  The Board provided the leadership in initiating and in executing the hiring of a new CEO and in supporting all of the key reorganization decisions.

The Company is re-energized and is undergoing very positive changes.  The Board is also re-energized.  No one in the board room has taken the challenges that the Company has confronted lightly or without a deep sense of responsibility.  To that end, we are committed to fixing that which needs fixing and we have supported management led initiatives for a very aggressive program of reducing operating costs, controlling risk and complexity and strengthening internal controls.  While we strongly support management we also believe that a board should provide appropriate independent oversight.  In 2007, we added 2 new Directors both with their own unique professional experience.  Additionally, since that time, 5 Directors have left the Board.  We view all of this change as appropriate turnover so that the Company enjoys some balance from stability and an equal benefit from new ideas.

Two Jericho Plaza, Jericho, New York  11753

There are many lessons to be learned from the severe problems in today’s economy including those facing many banks.  No one in any position of authority should escape a fair degree of criticism for these painful conditions.  Too many mistakes were made in government policy, business practices and individual behavior over a long period of time.  Our record is certainly not without its share of problems.  We accept our responsibility as a Board openly for the problems of the past, but we also believe that the Board’s performance should be evaluated and credited for the manner in which it has recognized problems and the changes that it has instituted to remediate them.  There is always a unique clarity to hindsight.  Inevitably and with that clarity most of us would do some things differently.  We believe that any report card should be graded accordingly and in the fullness of time.

We believe that this Board has served the Company and its stockholders well in very difficult times.  We reiterate our recommendations set forth in the Proxy Statement and ask that you support the entire slate of Directors by casting your vote “FOR” all nominees.

Sincerely,

Board of Directors
STATE BANCORP, INC.